Exhibit 9

September 5, 2024

U.S. Bank Trust Company, National Association,

as Trustee and Collateral Agent under the Indenture referred to below

Global Corporate Trust Services

60 Livingston Avenue

St. Paul, MN 55107

Attn: Account Administration (Getaround Notes)

Getaround, Inc.

P.O. Box 24173
Oakland
CA 946231

Attn: Chief Financial Officer

with a copy to:

legal@getaround.com

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105

Attn: Brett Cooper

Re: Fundamental Change Forbearance

Ladies and Gentlemen:

Reference is made to the Indenture, dated as of December 8, 2022 (as supplemented by the First Supplemental Indenture, dated September 8, 2023, and the Second Supplemental Indenture, dated August 19, 2024, the “Indenture”), by and among Getaround, Inc. (the “Company”) and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), pursuant to which the Company issued the 8.00% / 9.50% Convertible Senior Secured PIK Toggle Notes due 2027 (the “Notes”). Capitalized terms used but not defined herein shall have the meanings provided in the Indenture.

The undersigned hereby represents and warrants that it is the beneficial or record owner of, or has sole investment or voting discretion with respect to, the aggregate principal amount of Notes set forth opposite each Person’s name on Annex A hereto (such Person, a “Holder”, and collectively, the “Holders”), and has the power and authority to bind the beneficial owner(s) of such Notes including without limitation to act on behalf of, vote, direct the Trustee and the Collateral Agent as to, consent to matters concerning and waive any provision of, the Indenture and the Notes.

The undersigned hereby represents and warrants that the Holders collectively beneficially own all of the aggregate principal amount of the outstanding Notes, and has provided to the Trustee position statements from brokers or custodians of the Holders evidencing such 100% beneficial ownership of the Notes.

The undersigned understands that:

(a)	effective August 16, 2024, the Common Stock ceased to be listed on The New York Stock Exchange (the “Delisting”);

(b)	such Delisting constitutes a Fundamental Change under the Indenture, as a result of which, pursuant to Section 4.02 of the Indenture:

(i)	each Holder shall have the Fundamental Change Repurchase Right to require the Company to repurchase such Holder’s Notes on the relevant Fundamental Change Repurchase Date for a cash purchase price equal to the Fundamental Change Repurchase Price; and

(ii)	on or before the twentieth (20th) calendar day after the effective date of a Fundamental Change, the Company is required to send to each Holder, the Trustee, the Conversion Agent and the Paying Agent a Fundamental Change Notice to repurchase Notes no more than thirty five (35), nor less than twenty (20), Business Days after the date the Company sends the Fundamental Change Notice (such Section 4.02 of the Indenture, collectively, the “Fundamental Change Provisions”); and

(c)	failure by the Company to deliver a Fundamental Change Notice shall constitute an Event of Default under Section 7.01(A)(iii) of the Indenture (the “Fundamental Change Event of Default”); and

(d)	the Fundamental Change Event of Default would provide Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, the right, by notice to the Company and the Trustee, to declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately (the “Fundamental Change Event of Default Acceleration”); and

(e)	the Company has requested that each of the Holders agree to temporarily forbear during the Forbearance Period (as defined below) from the exercise of (i) the Fundamental Change Repurchase Right and (ii) any rights and remedies available to them under the Indenture, the Notes or otherwise under applicable law, including the ability to declare the Fundamental Change Event of Default Acceleration (collectively, the “Rights and Remedies”), solely to the extent arising from the Fundamental Change Provisions and the occurrence and continuation of the Fundamental Change Event of Default, in each case in connection with the Delisting, subject to the terms set forth herein.

Accordingly, upon the terms set forth herein:

(a)	From the date hereof until the Termination Date (as defined below), each Holder (severally and not jointly) hereby agrees that during the Forbearance Period it will forbear from exercising (i) the Fundamental Change Repurchase Right and (ii) any of the Rights and Remedies solely with respect to the Fundamental Change Provisions and the Fundamental Change Event of Default, in each case in connection with the Delisting (the “Forbearance”). For the avoidance of doubt, during the Forbearance Period, each Holder agrees that it will not deliver any notice or instruction to the Trustee directing the Trustee to exercise any of the Rights and Remedies with respect to the Fundamental Change Provisions or the Fundamental Change Event of Default in connection with the Delisting.

(b)	The Holders hereby request that during the Forbearance Period the Trustee not take, and direct the Trustee not to take, any remedial action solely with respect to the Fundamental Change Provisions or the Fundamental Change Event of Default. The Holders agree that this letter may be delivered to the Trustee on any date during the Forbearance Period as a direction contemplated by Section 7.05 of the Indenture, and that the Holders shall, upon request from the Company, provide such further direction to the Trustee as may be necessary to effectuate the intent of the foregoing. In the event that notwithstanding the foregoing, the Trustee or any Person takes any action to declare all of the Notes immediately due and payable pursuant to Section 7.02(B) of the Indenture during the Forbearance Period solely due to the Fundamental Change Event of Default, each Holder agrees to rescind and cancel such acceleration to the fullest extent permitted under the Indenture. The Trustee and Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities granted to the Trustee and Collateral Agent under the Indenture and related documents, as if such rights, privileges, immunities and indemnities were expressly set forth herein. No duties or obligations are intended or be or are to be implied or imposed on the Trustee or the Collateral Agent and the Trustee and Collateral Agent shall have no duty to monitor or confirm compliance hereunder by the Company or any other party.

The Forbearance shall commence on the date hereof and continue until the date on which any Event of Termination (as defined below) shall have occurred (the “Termination Date” and the period commencing on the date hereof and ending on the Termination Date, the “Forbearance Period”). From and after the Termination Date, the Forbearance and the direction to the Trustee and Collateral Agent shall immediately and automatically terminate and have no further force or effect, and each of the Holders shall be released from any and all obligations and agreements under this letter and shall be entitled to exercise any of the Rights and Remedies as if the forbearance under this letter had never existed, and all of the Rights and Remedies under the Indenture and in law and in equity shall be available without restriction or modification.

The Forbearance Period shall automatically terminate if any of the following events shall occur (each, an “Event of Termination”):

(a)	other than the Fundamental Change Event of Default in connection with the Delisting, there occurs any Default or Event of Default under the Indenture that is not cured within its applicable grace period;

(b)	a case under title 11 of the United States Code or any similar reorganization, liquidation, insolvency, or receivership proceeding under applicable law is commenced by the Company or any Guarantor;

(c)	the Company cures the Fundamental Change Event of Default by providing the Fundamental Change Notice, and no other Default or Event of Default has occurred and remains uncured at the time the Company cures such Fundamental Change Event of Default; or

(d)	the Holders consent to such termination in writing.

The Forbearance is limited in nature and nothing contained herein is intended, or shall be deemed or construed (i) to impair the ability of the Holders or the Trustee to exercise any of the Rights and Remedies during the Forbearance Period for Defaults or Events of Default other than the Fundamental Change Event of Default, (ii) to constitute a waiver of the Fundamental Change Event of Default or any future Defaults or Events of Default or compliance with any term or provision of the Indenture or applicable law, other than as expressly set forth in this letter or (iii) to establish a custom or course of dealing between the Company, on the one hand, and any Holder, on the other hand.

The Holders have not waived, released or compromised, and do not hereby waive, release or compromise, any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default, including, without limitation, the Fundamental Change Events of Default, that existed or may have existed, or may presently exist, or may arise in the future, nor does any Holder waive any Rights and Remedies.

The execution and delivery of this letter shall not, except as otherwise set forth herein (i) constitute an extension, modification, or waiver of any aspect of the Indenture or the Notes; (ii) extend the maturity of the Notes or the due date of any payment of any amount(s) due thereunder or payable in connection therewith; (iii) give rise to any obligation on the part of the Holders to extend, modify or waive any term or condition of the Notes; (iv) establish any course of dealing with respect to the Notes; or (v) give rise to any defenses or counterclaims to the right of the Holders to compel payment of the Notes or any amounts(s) due thereunder or payable in connection therewith or otherwise enforce their rights and remedies set forth in the Indenture.

Each Holder, severally on a pro rata basis based on the Holders’ pro rata share, hereby agrees to (i) indemnify and hold harmless the Trustee, the Collateral Agent and their affiliates, and their respective past, present and future directors, officers, shareholders, partners, members, employees, agents, representatives, advisors, subcontractors and controlling persons (collectively, the “Indemnified Parties”), from and against any and all losses, claims, damages or liabilities (or actions in respect thereof) (collectively, the “Losses”), arising out of or related to the actions taken pursuant to and implementing the directions in this letter including but not limited to the execution of this letter and (ii) reimburse each Indemnified Party for all fees and expenses (including, without limitation, the fees and expenses of counsel) as they are reasonably incurred in connection with or arising out of or related to this letter and the directions hereunder, provided that Holders shall not be liable under this provision to the extent that a court of competent jurisdiction shall have determined that such Losses resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Indemnified Party through its gross negligence or willful misconduct. For purposes hereunder, the term “pro rata share” means a fraction, the numerator of which shall be the principal balance of such Holder’s aggregate holdings of the Notes as of the date hereof as set forth in Annex A hereto; and the denominator of which shall be the total principal balance of all directing Holders’ aggregate holdings of the Notes as of such date. The foregoing indemnity is in all events secondary to any funds actually held by or subsequently received by the Trustee or the Collateral Agent under the Indenture that are available to pay or satisfy the Losses, and the Holders ratify the Trustee and/or the Collateral Agent’s authority to apply such amounts to the payment of such Losses without the consent of any party.

Promptly upon receipt by an Indemnified Party of notice of any demand, claim, or commencement or threatened commencement of any action, suit, proceeding, or investigation which might constitute a Loss for which indemnity is given hereunder, the Trustee and the Collateral Agent, as applicable, shall notify the Holders, via overnight courier, e-mail, facsimile or equivalent service addressed to the Holders at the address listed in the signature page hereto and shall provide to such Holders copies of all documents received by the Trustee and the Collateral Agent in connection therewith; provided, however, that any failure by the Trustee or Collateral Agent to provide such documents shall not in any way waive or negatively impact the rights of the Trustee or Collateral Agent under the Indenture, related documents, or otherwise, including indemnification rights. Upon such notice, in addition to the Indemnified Party’s right to defend itself, the Holders may defend against the asserted Losses by counsel who is reasonably acceptable to the affected Indemnified Party, subject to such Indemnified Party’s right to counsel in the event of an actual or perceived conflict of interest, as determined by the Indemnified Party in its sole discretion.

The Indenture shall remain in full force and effect. Nothing herein shall be construed as a waiver of any rights or remedies which the Holders, the Trustee or the Collateral Agent may have at law, equity, under the Indenture, related documents, or otherwise, all of which are specifically reserved. Nothing herein shall in any way affect, limit, or impair the rights of the Trustee or the Collateral Agent under the Indenture, the Notes or any Security Document, or any other documents or agreements related thereto. If the indemnity set forth herein shall, in the reasonable opinion of the Trustee or the Collateral Agent, become insufficient or impaired, the Trustee and the Collateral Agent shall have the right to request additional indemnities or to cease (or not commence) to do the acts indemnified against until such insufficiency or impairment is cured.

Each Holder hereby represents and warrants that (x) this letter has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligations enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and (ii) general principles of equity; and (y) it has independently reviewed this letter and not relied on any information from the Trustee or the Collateral Agent.

The Trustee and Collateral Agent have made no representation as to, and have no responsibility for, the validity or enforceability of the terms and representations contained herein.

This letter shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof that would require application of the laws of another jurisdiction.

No alteration, amendment or modification of this letter shall be effective or binding upon any party unless in writing and duly executed by the Holders constituting the entire aggregate principal amount of the outstanding Notes. This letter (including the indemnity set forth herein) and any direction made pursuant hereto shall be binding upon any successor or assign of the Holders; provided, that the Trustee and Collateral Agent shall be entitled to act as directed by the Holders without any further analysis or inquiry as to whether such direction is authorized and/or permitted by this letter.

This letter may be executed by each Holder in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has caused this letter to be executed and delivered as of the date first above written.

MUDRICK CAPITAL MANAGEMENT L.P. on behalf of the funds, investors, entities or accounts that is managed, sponsored or advised by it (each a “Holder”)

By:	/s/ Jason Mudrick
Name: Jason Mudrick
Title: Chief Investment Officer

Address for Notices: 527 Madison Avenue, 6th Floor New York, NY 10022 Attn: Glenn Springer Email: operations@mudrickcapital.com; mabrams@mudrickcapital.com

[Signature Page to Fundamental Change Forbearance Letter]

Acknowledged and Agreed

GETAROUND, INC.,

By:	/s/ Spencer Jackson
Name: Spencer Jackson
Title: General Counsel and Secretary

[Signature Page to Fundamental Change Forbearance Letter]

Annex A

Holder	Principal Amount of Notes Held
Mudrick Opportunity Co-Investment Fund, LP	5,757,012
Mudrick Distressed Opportunity SIF Master Fund, L.P.	7,025,859
Mudrick Stressed Credit Master Fund, L.P.	18,227,856
Mudrick Distressed Opportunity Drawdown Fund II SC, L.P.	3,320,645
Mudrick Distressed Opportunity Fund Global, L.P.	50,238,006
Boston Patriot Batterymarch ST LLC	26,730,967
Blackwell Partners LLC - Series A	19,290,601
Mudrick Distressed Opportunity 2020 Dislocation Fund, L.P.	8,523,834
Mudrick Distressed Opportunity Drawdown Fund II, L.P.	33,947,959
Boston Patriot Newbury St LLC	17,883,587
Mercer QIF Fund PLC	10,549,151
Total	201,495,477